EXHIBIT 10.38

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

TRANSACTIONS AGREEMENT
dated as of
November 25, 2019
by and among
CARRIAGE FUNERAL HOLDINGS, INC.,
CARRIAGE HOLDINGS VIRGINIA, INC.,
CARRIAGE SERVICES OF VIRGINIA LLC,
CALVARY MEMORIAL PARK, INC.,
FAIRFAX MEMORIAL FUNERAL HOME, L.L.C.,
HOLDER REPRESENTATIVE
and
CARRIAGE SERVICES, INC., as Parent Guarantor
________________________________________________________________________
This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.
THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF OR, IF APPLICABLE, ITS AFFILIATE, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

i

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

Annexes
Annex A – Form of Articles of Corp Merger
Annex B – Form of Articles of LLC Merger
Annex C – Form of CMP Letter of Transmittal
Annex D – Form of FMFH Letter of Transmittal
Annex E – Form of Allocation Schedule

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

TRANSACTIONS AGREEMENT
This Transactions Agreement (this “Agreement”), dated as of November 25, 2019, is entered into by and among Carriage Funeral Holdings, Inc., a Delaware corporation (“Buyer”), Carriage Holdings Virginia, Inc., a Commonwealth of Virginia corporation and a wholly owned subsidiary of Buyer (“Merger Sub Corp”), Carriage Services of Virginia LLC, a Commonwealth of Virginia limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub LLC” and, together with Merger Sub Corp, “Merger Subs” and each a “Merger Sub”), Calvary Memorial Park, Inc., a Commonwealth of Virginia corporation (“CMP”), Fairfax Memorial Funeral Home, L.L.C., a Commonwealth of Virginia limited liability company (“FMFH” and, together with CMP, the “Companies” and each a “Company”), David Dodrill, an individual, solely in his capacity as the initial Holder Representative hereunder, and Carriage Services, Inc., a Delaware corporation (“Parent Guarantor”), solely in its capacity as the Parent Guarantor hereunder.
RECITALS
WHEREAS, the parties intend that (i) Merger Sub Corp be merged with and into CMP, with CMP surviving the merger on the terms and subject to the conditions set forth herein, and (ii) Merger Sub LLC be merged with and into FMFH, with FMFH surviving the merger on the terms and subject to the conditions set forth herein;
WHEREAS, the respective Boards of Directors of Buyer, Merger Sub Corp and CMP have each (i) determined that it is in the best interests of their respective stockholders for Buyer to acquire CMP on the terms and subject to the conditions set forth herein and in accordance with the VSCA (defined below), (ii) approved and declared advisable the Corp Merger (defined below), this Agreement and the other transactions contemplated hereby and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, the Board of Directors of Buyer and the respective Boards of Managers of Merger Sub LLC and FMFH have each (i) determined that it is in the best interests of Buyer’s stockholders, in the case of Buyer, and the members of Merger Sub LLC and FMFH, in the case of Merger Sub LLC and FMFH, respectively, for Buyer to acquire FMFH on the terms and subject to the conditions set forth herein and in accordance with the VLLCA (defined below), (ii) approved and declared advisable the LLC Merger (defined below), this Agreement and the other transactions contemplated hereby and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and
WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Pre‑Closing Holders (defined below).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, Merger Subs and the Companies agree as follows:

v

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

ARTICLE I.
CERTAIN DEFINITIONS
1.1    Definitions. As used herein, the following terms shall have the following meanings:
“338(h)(10) Election” has the meaning specified in Section 9.5(f).
“338(h)(10) Forms” has the meaning specified in Section 9.5(f).
“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case, by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Companies.
“Aggregate Common Shares” means the sum of (i) the aggregate number of Common Shares held by all Stockholders immediately prior to the Effective Time, plus (ii) the aggregate number of Dissenting Shares immediately prior to the Effective Time.
“Aggregate Units” means the aggregate number of Units held by all Unitholders immediately prior to the Effective Time.
“Agreement” has the meaning specified in the preamble hereto.
“Articles of Corp Merger” has the meaning specified in Section 2.1(a).
“Articles of LLC Merger” has the meaning specified in Section 3.1(a).
“Articles of Merger” has the meaning specified in Section 3.1(a).
“Basket Amount” has the meaning specified in Section 13.4(b).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Buyer” has the meaning specified in the preamble hereto.
“Buyer Cure Period” has the meaning specified in Section 11.1(c).
“Buyer Indemnified Parties” has the meaning specified in Section 13.2(a).
“Buyer Obligations” has the meaning specified in Section 14.17.
“Cancelled Shares” has the meaning specified in Section 2.5(a).

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

“Cancelled Units” has the meaning specified in Section 3.5(a).
“Cash” of any Person as of any date means the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of such Person and its Subsidiaries as of such date.
“Cash Per Common Share” has the meaning specified in Section 2.5(d).
“Cash Per Unit” has the meaning specified in Section 3.5(d).
“Certificates” has the meaning specified in Section 4.3(b).
“Closing” has the meaning specified in Section 4.1.
“Closing Balance Sheets” has the meaning specified in Section 4.4.
“Closing Date” has the meaning specified in Section 4.1.
“Closing Date CMP Cash” has the meaning specified in Section 4.4.
“Closing Date CMP Debt” has the meaning specified in Section 4.4.
“Closing Date FMFH Cash” has the meaning specified in Section 4.4.
“Closing Date FMFH Debt” has the meaning specified in Section 4.4.
“CMP Financial Statements” has the meaning specified in Section 5.6.
“CMP Letter of Transmittal” has the meaning specified in Section 4.3(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Share” has the meaning specified in Section 2.5(a).
“Common Stock” means the common stock, par value $6.25 per share, of CMP.
“Companies” has the meaning specified in the preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 5.11(a).
“Company Cure Period” has the meaning specified in Section 11.1(b).
“Confidentiality Agreement” has the meaning specified in Section 14.9.
“Constituent Corporations” has the meaning specified in Section 2.1(a).
“Continuing Employees” has the meaning specified in Section 8.2(a).

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases, licenses and purchase orders.
“Corp Merger” has the meaning specified in Section 2.1(a).
“Corp Merger Consideration” has the meaning specified in Section 4.2(a).
“Damages” means all losses, damages and other costs and expenses.
“Debt” of any Person as of any date means all indebtedness of such Person and its consolidated Subsidiaries for borrowed money, together with accrued and unpaid interest thereon, required to be reflected as indebtedness on a consolidated balance sheet of such Person and its consolidated Subsidiaries as of such date; provided, however, that Debt shall not include (x) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit and (y) any liabilities related to inter‑company debt between CMP and FMFH.
“Designated Person” has the meaning specified in Section 14.16(a).
“Dispute Resolution Period” has the meaning specified in Section 9.5(h).
“Dissenting Shares” has the meaning specified in Section 2.5(a).
“Dissenting Stockholders” has the meaning specified in Section 2.5(a).
“Effective Time” has the meaning specified in Section 4.1.
“Environmental Laws” means any and all applicable foreign, federal, state or local laws, statutes, ordinances, rules or regulations relating to Hazardous Materials or the protection of the environment, as in effect on and as interpreted as of the date hereof.
“ERISA” has the meaning specified in Section 5.11(a).
“Escrow Agent” has the meaning specified in Section 4.3(c).
“Escrow Agreement” has the meaning specified in Section 9.2.
“Escrow Amount” means an amount equal to the sum of (i) $[***] plus (ii) in the event a 338(h)(10) Election is not being made at the Closing, the Estimated Section 338(h)(10) Election Taxes.
“Escrow Funds” means, at any given time after Closing, the funds remaining in the account in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including any amount of interest actually earned thereon.
“Escrow Percentage” means (i) with respect to each Stockholder (in its capacity as such), a ratio (expressed as a percentage) equal to (x)(a) fifty percent (50%) multiplied by (b) the number of Common Shares held by such holder immediately prior to the Effective Time,

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

divided by (y) the aggregate number of Common Shares held by all Stockholders immediately prior to the Effective Time, and (ii) with respect to each Unitholder (in its capacity as such), a ratio (expressed as a percentage) equal to (x)(a) fifty percent (50%) multiplied by (b) the number of Units held by such holder immediately prior to the Effective Time, divided by (y) the aggregate number of Units held by all Unitholders immediately prior to the Effective Time.
“Estimated Section 338(h)(10) Election Taxes” means an estimate of the aggregate potential Closing Date Section 338(h)(10) Election Taxes (assuming for this purpose that the 338(h)(10) Election will be made) as mutually agreed in good faith between the Holder Representative and Buyer between the date hereof and the Closing Date.
“Exchange Agent” has the meaning specified in Section 4.3(a).
“Existing Representation” has the meaning specified in Section 14.16(a).
“Financial Statements” has the meaning specified in Section 5.6.
“FMFH Financial Statements” has the meaning specified in Section 5.6.
“FMFH Letter of Transmittal” has the meaning specified in Section 4.3(b).
“Funding Amount” has the meaning specified in Section 4.1.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as a “toxic substance”, “hazardous substance” or “hazardous material” or words of similar meaning and regulatory effect.
“Holder Representative” has the meaning specified in Section 12.1.
“Holder Representative Expenses” has the meaning specified in Section 4.5.
“Income Tax” means any Tax measured by reference to net income or profit.
“Indemnification Claim” has the meaning specified in Section 13.3(a).
“Indemnified Party” has the meaning specified in Section 13.3(a).

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

“Indemnified Persons” has the meaning specified in Section 8.1.
“Indemnitor” means the party required to provide indemnification pursuant to Section 13.2; provided, however, that solely for the purposes of Sections 13.3 and 13.4, the Holder Representative shall be considered the Indemnitor with respect to claims for indemnification pursuant to Section 13.2(a) (it being understood that such status as an Indemnitor is solely for the purpose of providing the Holder Representative with the right (i) to control the defense and settlement of any Action giving rise to an Indemnification Claim pursuant to Section 13.2(a) and (ii) to engage in discussions, negotiations, and other dispute resolution with the applicable Indemnified Party regarding the Indemnification Claim, and such status shall not obligate the Holder Representative to provide any indemnification or otherwise impose any liability on the Holder Representative).
“Intellectual Property” means any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent‑to‑use registrations or similar reservations of marks; (iii) registered and unregistered copyrights, and applications for registration of copyright; (iv) internet domain names; (v) trade secrets, know‑how and other proprietary rights; and (vi) rights in computer software.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased by either Company.
“Letter of Transmittal” has the meaning specified in Section 4.3(b).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.
“LLC Merger” has the meaning specified in Section 3.1(a).
“LLC Merger Consideration” has the meaning specified in Section 4.2(b).
“Majority Holders” has the meaning specified in Section 12.1.
“Material Adverse Effect” means, (i) with respect to the Companies, a material adverse effect on the business, results of operations or financial condition of the Companies, taken as a whole; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Companies: (A) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (B) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which either Company operates or the economy as a

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

whole, (D) the announcement or the execution of this Agreement, the pendency or consummation of either Merger or the performance of this Agreement, including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with either Company, (E) the compliance with the terms of this Agreement or any action taken or not taken at the request of Buyer or either Merger Sub or as required or contemplated by this Agreement, (F) any natural disaster, (G) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events, (H) any failure of either Company to meet any projections or forecasts, provided that this clause (H) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (I) any matter of which Buyer is aware on the date of this Agreement or to which Buyer has consented in writing or (J) the fact that the prospective owner of the Companies is Buyer or any Affiliate of Buyer; except, in the case of clauses (B), (C), (F) and (G) above, to the extent that any such change, condition, event or effect has a materially disproportionate and adverse effect on the business of the Companies relative to other businesses in the industries in which either Company operates; provided, that in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur, there shall be taken into account any right to insurance or indemnification available to the Companies, and (ii) with respect to Buyer or either Merger Sub, a material adverse effect on the ability of Buyer or such Merger Sub, in a timely manner, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
“Merger Approvals” has the meaning specified in Section 9.3(b).
“Merger Consideration” has the meaning specified in Section 4.2(c).
“Merger Subs” has the meaning specified in the preamble hereto.
“Mergers” has the meaning specified in Section 2.1(a).
“Multiemployer Plan” has the meaning specified in Section 5.11(d).
“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of FMFH, dated as of December 1, 2001, by and among the members signatory thereto.
“Other Indemnitors” has the meaning specified in Section 8.1.
“Owned Real Property” means all real property owned by either Company.
“Parent Guarantor” has the meaning specified in the preamble hereto.
“Pay‑Off Letter” has the meaning specified in Section 4.4.
“Pending Claim” has the meaning specified in Section 13.8.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

“Per‑Claim Basket” has the meaning specified in Section 13.4(b).
“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) to the extent terminated in connection with the payment of Debt at the Closing pursuant to Section 4.3(c), Liens securing payment, or any other obligations, of either Company with respect to such Debt, (vi) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (viii) Liens referred to in the Financial Statements and (ix) Liens described on Schedule 1.1.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Post‑Closing Representation” has the meaning specified in Section 14.16(a).
“Pre‑Closing Holders” means all Stockholders and Unitholders.
“Pre‑Closing Income Tax Returns” means any Tax Return for any taxable period that ends on or prior to the Closing Date and that relates to Income Taxes.
“Pre‑Closing Tax Returns” has the meaning specified in Section 9.5(a).
“Prior Company Counsel” has the meaning specified in Section 14.16(a).
“Purchase Price Allocation” has the meaning specified in Section 9.5(h).
“Remedies Exception” has the meaning specified in Section 5.2.
“Schedules” has the meaning specified in the first sentence of Article IV.
“Seller Indemnified Parties” has the meaning specified in Section 13.2(b).
“Section 338(h)(10) Election Taxes” means the product of (i) the excess of (A) any Taxes imposed on a Stockholder as a result of the purchase and sale of CMP pursuant to this Agreement for which the parties make a 338(h)(10) Election, over (B) any Taxes that would have been imposed on such Stockholder if a 338(h)(10) Election had not been made with respect to the purchase and sale of CMP pursuant to this Agreement, multiplied by (ii) a fraction, the numerator of which is one (1) and the denominator of which is one (1) minus the highest combined marginal U.S. federal, state and local tax rate applicable to such Stockholder with

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

respect to such Taxes; provided, that for purposes of this definition, “Taxes imposed” shall be determined without regard to the fact that any such Taxes are satisfied or capable of being satisfied by the party owing such Taxes (including Taxes on the gross-up amount) in whole or in part through the application of any net operating loss, capital loss, Tax credit or other Tax attribute of such party; provided, further, that, for the avoidance of doubt, Section 338(h)(10) Election Taxes shall be equal to zero in the event a 338(h)(10) Election is not made pursuant to this Agreement (including as a result of not obtaining the consent of all Stockholders).
“Stockholder Approval” has the meaning specified in Section 9.3(a).
“Stockholder Matters” has the meaning specified in Section 9.3(a).
“Stockholders” means all Persons who hold one or more Common Shares immediately prior to the Effective Time.
“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.
“Straddle Period Tax Returns” has the meaning specified in Section 9.5(a).
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Survival Expiration Date” has the meaning specified in Section 13.1.
“Surviving Corporation” has the meaning specified in Section 2.1(b).
“Tax Contest Claims” has the meaning specified in Section 9.5(c).
“Tax Refund” has the meaning specified in Section 9.5(e).
“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.
“Taxes” means all federal, state, local, foreign or other tax, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add‑on minimum, or estimated tax, and including any interest, penalty or addition thereto.
“Terminating Buyer Breach” has the meaning specified in Section 11.1.
“Terminating Company Breach” has the meaning specified in Section 11.1(b).

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

“Termination Date” has the meaning specified in Section 11.1(b).
“Unitholder Approval” has the meaning specified in Section 9.3(b).
“Unitholder Matters” has the meaning specified in Section 9.3(b).
“Unitholders” means all Persons who hold one or more Units immediately prior to the Effective Time.
“Units” means units of FMFH.
“VLLCA” means the Virginia Limited Liability Company Act, as amended, or any successor Law.
“VSCA” means the Virginia Stock Corporation Act, as amended, or any successor Law.
1.2    Construction.
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.
(d)    The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(f)    The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(g)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

(h)    All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America.
1.3    Knowledge. As used herein, the phrase “to the knowledge” of any party shall mean the actual knowledge (without any implied duty to investigate) of, in the case of the Companies, Michael Doherty, and in the case of all other parties, such party’s executive officers.
ARTICLE II.
THE CORP MERGER
2.1    The Corp Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the VSCA, Buyer, Merger Sub Corp and CMP (Merger Sub Corp and CMP sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub Corp to be merged with and into CMP effective as of the Effective Time, with CMP being the surviving corporation (the “Corp Merger”). The Corp Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by articles of merger relating to the Corp Merger in substantially the form of Annex A (the “Articles of Corp Merger”).
(b)    Upon consummation of the Corp Merger, the separate corporate existence of Merger Sub Corp shall cease and CMP, as the surviving corporation of the Corp Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the VSCA as a wholly owned subsidiary of Buyer.
2.2    Effects of the Merger. At and after the Effective Time, the effect of the Corp Merger shall be as provided in this Agreement and the applicable provisions of the VSCA. Without limiting the foregoing, the Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.
2.3    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    At the Effective Time, the certificate of incorporation of CMP, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read in its entirety in the form of a certificate of incorporation to be mutually agreed by Buyer and the Holder Representative prior to Closing, and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the VSCA and such certificate of incorporation; provided that any such amendment must comply with Section 8.1.
(b)    The parties hereto shall take all actions necessary so that the bylaws of CMP in effect immediately prior to the Effective Time shall, from and after the Effective Time, be

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

amended in their entirety in the form of the bylaws of Merger Sub Corp as in effect immediately prior to the Effective Time (except that (i) in any event such amended bylaws must comply with Section 8.1 and (ii) all references to the name of Merger Sub Corp shall be changed to refer to the name of CMP), until thereafter amended in accordance with the applicable provisions of the VSCA, the certificate of incorporation of the Surviving Corporation and such bylaws; provided that any such amendment must comply with Section 8.1.
2.4    Directors and Officers of the Surviving Corporation.
(a)    The directors of Merger Sub Corp immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b)    The officers of CMP immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
2.5    Conversion of Common Shares.
(a)    At the Effective Time, by virtue of the Corp Merger and without any further action on the part of Buyer, Merger Sub Corp, CMP or any Stockholder, each share of Common Stock held by Buyer, Merger Sub Corp or CMP, in treasury or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor (such shares, “Cancelled Shares”).
(b)    At the Effective Time, by virtue of the Corp Merger and without any action on the part of Buyer or Merger Sub Corp, each share of common stock, par value $0.01 per share, of Merger Sub Corp shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
(c)    At the Effective Time, by virtue of the Corp Merger and without any action on the part of Buyer, Merger Sub Corp, CMP or any Stockholder (other than compliance with Section 4.3(b) by the applicable Stockholder), each share (a “Common Share”) of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (x) Cancelled Shares and (y) shares (each, a “Dissenting Share”) of Common Stock held by Persons who object to the Corp Merger and comply with the provisions of the VSCA concerning the rights of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock (the “Dissenting Stockholders”), which Cancelled Shares and Dissenting Shares shall not constitute “Common Shares” hereunder) shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Corp Merger

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

Consideration, as determined pursuant to Section 2.5(d) and as set forth on the Allocation Schedule.
(d)    The Corp Merger Consideration shall be allocated among the Stockholders as set forth below in this Section 2.5(d) and shall be payable in accordance with this Agreement, including Sections 4.3 and 13.8. Each Stockholder shall be entitled to receive, in respect of the Common Shares held by such holder immediately prior to the Effective Time, the sum of (x) a portion of the Corp Merger Consideration equal to the product of (I) the Cash Per Common Share (as defined below), multiplied by (II) the number of Common Shares held by such Stockholder immediately prior to the Effective Time, plus (y) such Stockholder’s Section 338(h)(10) Election Taxes. For purposes of the foregoing, the “Cash Per Common Share” shall mean (i) the Corp Merger Consideration divided by (ii) the Aggregate Common Shares.
(e)    From and after the Effective Time, (i) holders of CMP Certificates shall cease to have any rights as Stockholders and (ii) the consideration paid pursuant to Article IV upon the surrender of CMP Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares, subject to the continuing rights of the Stockholders under this Agreement and the Escrow Agreement. At the Effective Time, the transfer books of CMP shall be closed and no transfer of Common Shares shall be made thereafter. If, between the date of this Agreement and the Effective Time, the shares of Common Stock are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or other similar transaction, then the Cash Per Common Share shall be appropriately adjusted.
ARTICLE III.
THE LLC MERGER
3.1    The LLC Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the VLLCA, Buyer, Merger Sub LLC and FMFH (Merger Sub LLC and FMFH sometimes being referred to herein as the “Constituent LLCs”) shall cause Merger Sub LLC to be merged with and into FMFH effective as of the Effective Time, with FMFH being the surviving limited liability company (the “LLC Merger” and, together with the Corp Merger, the “Mergers”). The LLC Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by articles of merger relating to the LLC Merger in substantially the form of Annex B (the “Articles of LLC Merger” and, together with the Articles of Corp Merger, the “Articles of Merger”).
(b)    Upon consummation of the LLC Merger, the separate existence of Merger Sub LLC shall cease and FMFH, as the surviving limited liability company of the LLC Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving LLC”), shall continue its existence under the VLLCA as a wholly owned subsidiary of Buyer.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

3.2    Effects of the LLC Merger. At and after the Effective Time, the effect of the LLC Merger shall be as provided in this Agreement and the applicable provisions of the VLLCA. Without limiting the foregoing, the Surviving LLC shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent LLCs, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent LLCs.
3.3    Operating Agreement of the Surviving LLC. At the Effective Time, the Operating Agreement, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in form and substance reasonably determined by Buyer, and as so amended and restated (the “Surviving LLC Operating Agreement”) shall become the limited liability company agreement of the Surviving LLC until thereafter amended in accordance with the applicable provisions of the VSCA, the certificate of formation of the Surviving LLC and such Surviving LLC Operating Agreement; provided that such Surviving LLC Operating Agreement (and any such amendment) must comply with Section 8.1.
3.4    Managers and Officers. From and after the Effective Time, the managers and officers of the Surviving LLC shall be as set forth in the Surviving LLC Operating Agreement, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation of the Surviving LLC and the Surviving LLC Operating Agreement.
3.5    Conversion of Units.
(a)    At the Effective Time, by virtue of the LLC Merger and without any further action on the part of Buyer, Merger Sub LLC, FMFH or any Unitholder, each Unit held by Buyer or Merger Sub LLC shall be canceled and extinguished without any conversion thereof, and no cash or other consideration shall be delivered or deliverable in exchange therefor (such Units, “Cancelled Units”).
(b)    At the Effective Time, by virtue of the LLC Merger and without any action on the part of Buyer or Merger Sub LLC, the limited liability company interests of Merger Sub LLC outstanding immediately prior to the Effective Time shall be converted into an interest in the Surviving LLC equal to one hundred percent (100%) of the limited liability company interests of the Surviving LLC.
(c)    At the Effective Time, by virtue of the LLC Merger and without any action on the part of Buyer, Merger Sub LLC, FMFH or any Unitholder (other than compliance with Section 4.3(b) by the applicable Unitholder), each Unit that is issued and outstanding immediately prior to the Effective Time (other than the Cancelled Units) shall thereupon be canceled and converted into and become the right to receive the applicable portion of the LLC Merger Consideration, as determined pursuant to Section 3.5(d) and as set forth on the Allocation Schedule.
(d)    The LLC Merger Consideration shall be allocated among the Unitholders as set forth below in this Section 3.5(d) and shall be payable in accordance with this Agreement,

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

including Sections 4.3 and 13.8. Each Unitholder shall be entitled to receive, in respect of the Units held by such holder immediately prior to the Effective Time, a portion of the LLC Merger Consideration equal to (x) the Cash Per Unit (as defined below), multiplied by (y) the number of Units held by such holder immediately prior to the Effective Time. For purposes of the foregoing, the “Cash Per Unit” shall mean (i) the LLC Merger Consideration divided by (ii) the Aggregate Units.
(e)    From and after the Effective Time, (i) Unitholders shall cease to have any rights as members of FMFH and (ii) the consideration paid pursuant to Article IV in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Units, subject to the continuing rights of the Unitholders under this Agreement and the Escrow Agreement. At the Effective Time, the transfer books of FMFH shall be closed and no transfer of Units shall be made thereafter.
ARTICLE IV.
CLOSING; PAYMENTS
4.1    Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, N.W., Washington, DC 20004, at 10:00 a.m. (Eastern time) on the date which is two (2) Business Days after the date on which all conditions set forth in Section 10.1 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Buyer and the Companies may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article X, and provided this Agreement has not theretofore been terminated pursuant to its terms, Buyer, Merger Subs and the Companies shall cause the Articles of Merger to be executed, acknowledged and filed with the State Corporation Commission of Virginia (the “Commission”) as provided in Section 13.1‑720 of the VSCA or Section 13.1‑1072 of the VLLCA, as applicable. Each Merger shall become effective at the time when the applicable Articles of Merger have been duly filed with the Commission or at such later time as may be agreed by Buyer and the Companies in writing and specified in such Articles of Merger (the “Effective Time”).
4.2    Merger Consideration.
(a)    The “Corp Merger Consideration” shall consist of (i) $50,000,000 in cash, less (ii) the Closing Date CMP Debt, plus (iii) the Closing Date CMP Cash, less (iv) [***] in accordance with Section 4.5 to be agreed by the Board of Directors of CMP and the Board of Managers of FMFH. In addition, the Pre-Closing Holders will be entitled to payment of their respective Section 338(h)(10) Election Taxes as set forth herein.
(b)    The “LLC Merger Consideration” shall consist of (i) $50,000,000 in cash, less (ii) the Closing Date FMFH Debt, plus (iii) the Closing Date FMFH Cash, less (iv) [***] with Section 4.5 to be agreed by the Board of Directors of CMP and the Board of Managers of FMFH (provided that the sum of the portions described in Section 4.2(a)(iv) and Section 4.2(b)(iv) will

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

equal the aggregate amount of Holder Representative Expenses paid by Buyer to the Holder Representative at Closing in accordance with Section 4.5).
(c)    The “Merger Consideration” shall equal the sum of the Corp Merger Consideration plus the LLC Merger Consideration. Prior to the Closing, the Companies intend to (i) distribute to the Pre-Closing Holders all or substantially all of each Company’s Cash and (ii) repay certain Debt and pay certain fees and expenses incurred by the Companies in connection with the transactions contemplated hereby.
4.3    Payment and Exchange of Certificates.
(a)    Immediately prior to the Effective Time, Buyer shall pay to an exchange agent (the “Exchange Agent”) selected by the Holder Representative and reasonably acceptable to Buyer, by wire transfer of immediately available funds, an amount in cash (the “Funding Amount”) equal to (i) the Merger Consideration, plus (ii) in the event a 338(h)(10) Election is being made at the Closing, the Closing Date Section 338(h)(10) Election Taxes minus (iii) the product of (A) the number of Dissenting Shares and (B) the Cash Per Common Share, minus (iv) the Escrow Amount; provided that Buyer will promptly thereafter pay to the Exchange Agent any amounts by which the Funding Amount increases due to any Dissenting Shares becoming Common Shares in accordance with Section 4.8.
(b)    Prior to the Closing Date, the Companies shall mail to each Pre‑Closing Holder of record as of a recent date a letter of transmittal in the form attached hereto as Annex C, in the case of the Stockholders (the “CMP Letter of Transmittal”), or Annex D, in the case of the Unitholders (the “FMFH Letter of Transmittal” and, together with the CMP Letter of Transmittal, each a “Letter of Transmittal”) (which shall include, among other things, an executed consent to the appointment of the Holder Representative as contemplated by Article XII). The Buyer shall, promptly after the Effective Time, deliver the applicable Letter(s) of Transmittal to any Person who was a Pre‑Closing Holder of record as of the Closing who did not receive such materials prior to the Closing, to the extent Buyer is made aware of those Persons. After the Effective Time, each Pre‑Closing Holder, upon surrender to the Exchange Agent of (i) an outstanding certificate or certificates for Common Shares (collectively, the “CMP Certificates”) and/or an outstanding certificate or certificates for Units, if any (collectively, the “FMFH Certificates” and, together with the CMP Certificates, the “Certificates”), as applicable, (ii) the applicable Letter(s) of Transmittal and (iii) such other documentation as may be reasonably requested by the Exchange Agent, Buyer or the Holder Representative, shall be entitled to receive from the Exchange Agent in exchange therefor such portion of the Merger Consideration and Section 338(h)(10) Election Taxes (if applicable) into which such holder’s Common Shares and/or Units, as applicable, shall have been converted as a result of the Merger, as set forth on the Allocation Schedule; provided, however, that a portion of the Merger Consideration and Section 338(h)(10) Election Taxes (if applicable) otherwise payable to each Pre‑Closing Holder equal to the sum of (x) the product of (A) the Escrow Amount (less the portion of the Escrow Amount attributable to the Estimated Section 338(h)(10) Election Taxes in the event a 338(h)(10) Election is not being made at the Closing) multiplied by (B) such holder’s Escrow Percentage plus (y) in the event a 338(h)(10) Election is not being made at the Closing, the Estimated Section 338(h)(10) Election

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

Taxes attributable to such Pre-Closing Holder shall be held in escrow in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, in the event that any Pre‑Closing Holder delivers the Certificate(s) representing such Common Shares and/or Units, as applicable, to Buyer at the Closing, Buyer shall pay the amount which such holder is entitled in consideration therefor directly to such holder at the Closing by wire transfer of immediately available funds and the Funding Amount payable to the Exchange Agent shall be reduced by such amount. Pending such surrender and exchange of a Pre‑Closing Holder’s Certificate(s), a holder’s Certificate(s) shall be deemed for all purposes to evidence such holder’s right to receive the portion of the Merger Consideration into which such Common Shares and/or Units, as applicable, shall have been converted as a result of the Merger, as set forth on the Allocation Schedule.
(c)    At the Closing, (i) Buyer shall pay a portion of the Merger Consideration equal to the Escrow Amount to Fidelity National Title Insurance Company, 2701 Emerywood Parkway, Suite 200, Richmond, Virginia 23294, as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow in accordance with the terms of the Escrow Agreement; provided that Buyer will promptly thereafter pay to the Escrow Agent any amounts by which the Escrow Amount increases due to any Dissenting Shares becoming Common Shares in accordance with Section 4.8, and (ii) Buyer shall, or shall cause Merger Subs to, pay (A) to the intended beneficiaries thereof (as identified in the Pay‑Off Letter) any Closing Date CMP Debt and Closing Date FMFH Debt that has not been repaid in full prior to the Closing and (B) the Holder Representative Expenses, as set forth in Section 4.5.
4.4    Closing Date Debt; Closing Date Cash. Not less than two (2) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Companies shall deliver to Buyer (a) a written statement setting forth (i) a calculation of Debt of CMP (“Closing Date CMP Debt”), (ii) a calculation of Cash of CMP (“Closing Date CMP Cash”), (iii) a calculation of Debt of FMFH (“Closing Date FMFH Debt”), (iv) a calculation of Cash of FMFH (“Closing Date FMFH Cash”) and (v) a calculation of the Section 338(h)(10) Election Taxes (“Closing Date Section 338(h)(10) Election Taxes”), in each case, calculated as of 11:59 p.m. (Eastern time) on the Closing Date, (b) pay‑off letters for the repayment in full of any Closing Date CMP Debt and Closing Date FMFH Debt (the “Pay‑Off Letter”) and (c) a schedule in the form attached hereto as Annex E reflecting (I) the Corp Merger Consideration, the LLC Merger Consideration and the Merger Consideration, (II) the Cash Per Common Share and the Cash Per Unit, (III) the amount of cash payable to each Pre‑Closing Holder as a result of the Closing, including each Pre-Closing Holder’s respective Closing Date Section 338(h)(10) Election Taxes (if applicable), and (IV) each Pre‑Closing Holder’s Escrow Percentage (the schedule described in this clause (c), the “Allocation Schedule”). For the avoidance of doubt, the calculations described in clause (a) above shall disregard any actions occurring on the Closing Date and after the Closing (including, without limitation, any such actions taken by Buyer or Merger Sub).
4.5    [***].

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

4.6    Exchange Agent. Promptly following the date which is one year after the Effective Time, Buyer shall instruct the Exchange Agent to deliver to Buyer all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre‑Closing Holder of a Certificate (other than Certificates representing Dissenting Shares) may surrender such Certificate to Buyer and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Buyer shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with Article III and this Article IV without any interest thereon.
4.7    Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Article III and this Article IV.
4.8    Dissenting Shares. Notwithstanding the foregoing provisions of Article III and this Article IV, the Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 13.1‑730 of the VSCA. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 13.1‑730 of the VSCA shall receive payment therefor from the Surviving Corporation in accordance with the VSCA; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 13.1‑730 of the VSCA, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 13.1‑730 of the VSCA, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Common Share immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Surviving Corporation the portion of the Corp Merger Consideration deliverable in respect thereof as determined in accordance with Article II, as set forth on the Allocation Schedule, without any interest thereon (and such holder shall be treated as a Pre‑Closing Holder). CMP will give Buyer reasonable notice of all written notices received by CMP pursuant to Section 13.1‑733 of the VSCA. Without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), CMP shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Effective Time, no Stockholder who has properly exercised and perfected appraisal rights pursuant to Section 13.1‑735.1 of the VSCA shall be entitled to vote his or her shares of Common Stock for any purpose or receive payment of dividends or other distributions with respect to his or her shares of Common Stock (except dividends and distributions payable to stockholders of record at a date which is prior to the Effective Time).
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

Except as set forth in the schedules to this Agreement previously exchanged among the parties (the “Schedules”), each Company represents and warrants to Buyer and Merger Subs as of the date of this Agreement as follows, but solely to the extent the following representations and warranties relate to such Company:
5.1    Organization of the Companies. CMP has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the Commonwealth of Virginia and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of CMP previously made available by CMP to Buyer or its representatives are true and complete. FMFH has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the Commonwealth of Virginia and has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of formation of FMFH and the Operating Agreement previously made available by FMFH to Buyer or its representatives are true and complete. Each Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Companies. Neither Company has any Subsidiary.
5.2    Due Authorization. Each Company has all requisite power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 5.4) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Company and the consummation by such Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of CMP, in the case of CMP, and the Board of Managers of FMFH, in the case of FMFH, and no other corporate (in the case of CMP) or limited liability company (in the case of FMFH) proceeding on the part of such Company is necessary to authorize this Agreement (other than the Merger Approvals). This Agreement has been duly and validly executed and delivered by each Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Subs) constitutes a legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
5.3    No Conflict. Except as set forth on Schedule 5.3 and except as may result from any facts or circumstances relating solely to Buyer or any of its Affiliates, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4 or on Schedule 5.4, the execution and delivery of this Agreement by each Company and the consummation by such Company of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which such Company is subject or by which any property or asset of such Company is bound, (b)

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

conflict with the certificate of incorporation, bylaws, Operating Agreement or other organizational documents of such Company, (c) violate any provision of or result in a breach of, or require a consent under, any Contract listed on Schedule 5.10, or terminate or result in the termination of any such Contract, or result in the creation of any Lien under any such Contract upon any of the properties or assets of such Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to have (x) a material adverse effect on the ability of such Company to enter into and perform its obligations under this Agreement or (y) a Material Adverse Effect on the Companies.
5.4    Governmental Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement and except as may result from any facts or circumstances relating solely to Buyer or any of its Affiliates, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of either Company with respect to such Company’s execution or delivery of this Agreement or the consummation by such Company of the transactions contemplated hereby, except for (a) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect on the Companies, (b) compliance with any applicable requirements of the securities Laws, (c) as otherwise disclosed on Schedule 5.4 and (D) the filing of the Articles of Merger in accordance with the VSCA and VLLCA, as applicable.
5.5    Capitalization of the Companies.
(a)    The authorized capital stock of CMP consists of 20,000 shares of Common Stock, of which 13,114 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.
(b)    The authorized capital stock of FMFH consists of 20,000 Units, of which 13,430 are issued and outstanding as of the date of this Agreement. The rights and privileges of the Units are set forth in the Operating Agreement. All of the issued and outstanding Units have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.
(c)    A true, correct and complete list of record holders of the issued and outstanding shares of Common Stock and Units as of the date of this Agreement is set forth in Schedule 5.5. Except as set forth on Schedule 5.5, neither Company has granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Common Stock or Units, or any other commitments or agreements providing for the issuance of additional shares or Units, the sale of treasury shares, or for the repurchase or redemption of shares of Common Stock or Units, and there are no agreements of any kind which may obligate either Company to issue, purchase, register for sale, redeem or otherwise acquire any of its

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

capital stock or Units. Except for this Agreement, there is no voting trust, proxy or other agreement or understanding with respect to the voting of the shares of Common Stock or Units.
5.6    Financial Statements. Attached as Schedule 5.6 are (a) the reviewed balance sheets and statements of income and other comprehensive income, retained earnings and accumulated other comprehensive income and cash flows of CMP as of and for the twelve‑month periods ended December 31, 2017 and December 31, 2018 (the “CMP Financial Statements”) and (b) the reviewed balance sheets and statements of income, changes in members’ equity and cash flows of FMFH as of and for the twelve-month periods ended December 31, 2017 and December 31, 2018 (the “FMFH Financial Statements” and, together with the CMP Financial Statements, the “Financial Statements”). Except as set forth on Schedule 5.6, the Financial Statements present fairly, in all material respects, the respective financial positions and results of operations of the applicable Company as of the dates and for the periods indicated in such Financial Statements.
5.7    Undisclosed Liabilities. Except as set forth on Schedule 5.7, as of the date of this Agreement, to the knowledge of the Companies, there is no liability, debt or obligation of either Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of such Company, (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in the Schedules or (e) which would not reasonably be expected to have a Material Adverse Effect on the Companies.
5.8    Litigation and Proceedings. Except (a) as set forth on Schedule 5.8 and (b) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 5.20), as of the date of this Agreement, there are no pending or, to the knowledge of the Companies, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or, to the knowledge of the Companies, investigations, in each case, before or by any Governmental Authority against either Company that, in each case, if resolved adversely to such Company, would reasonably be expected to have a Material Adverse Effect on the Companies. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon either Company which would reasonably be expected to have a Material Adverse Effect on the Companies.
5.9    Legal Compliance. Except with respect to (a) matters set forth on Schedule 5.9, (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.20) and (c) compliance with Laws related to employment of labor (as to which certain representations and warranties are made pursuant to Section 5.12), to the knowledge of the Companies, each Company is, as of the date of this Agreement, in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not reasonably be expected to have a Material Adverse Effect on the Companies. As of the date hereof, neither Company has received any written notice from any Governmental Authority of a

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

material violation of any applicable Law at any time during the past two years that would reasonably be expected to have a Material Adverse Effect on the Companies.
5.10    Contracts; No Defaults.
(a)    Schedule 5.10 contains a listing of all Contracts described in clauses (i) through (viii) below to which, as of the date of this Agreement, either Company is a party (other than Company Benefit Plans, Contracts for labor and employment matters set forth on Schedule 5.12 and Contracts relating to insurance policies set forth on Schedule 5.15). True and complete copies of the Contracts listed on Schedule 5.10 have been delivered to or made available to Buyer or its representatives.
(i)    Each Contract (other than (x) purchase orders with suppliers or customers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 5.10(a)) that either Company reasonably anticipates will involve annual payments or consideration furnished by or to such Company of more than $35,000 which are not cancelable (without penalty, cost or other liability) by giving notice of ninety (90) days or less;
(ii)    Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by either Company, in each case, having an outstanding principal amount in excess of $5,000;
(iii)    Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of either Company (other than in the ordinary course of business), in each case, involving payments in excess of $10,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(iv)    other than Contracts entered into with customers in the ordinary course, each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves annual payments in excess of $10,000;
(v)    Each joint venture Contract, partnership agreement or limited liability company agreement with a third party;
(vi)    Each Contract containing covenants expressly limiting in any material respect the freedom of either Company to compete with any Person in a product line or line of business or to operate in any geographic area; and
(vii)    Each Contract pursuant to which either Company licenses material Intellectual Property from a third party, other than click‑wrap, shrink‑wrap and off‑the‑shelf software licenses, and any other software licenses that are available on

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

standard terms to the public generally with license, maintenance, support and other fees less than $5,000 per year.
(b)    Except as set forth on Schedule 5.10(b), as of the date of this Agreement, all of the Contracts set forth on Schedule 5.10(a) are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company party thereto and, to the knowledge of the Companies, represent the valid and binding obligations of the other parties thereto. Except as set forth on Schedule 5.10(b), and except, in each case, where the occurrence of such breach or default would not reasonably be expected to have a Material Adverse Effect on the Companies, (x) neither Company nor, to the knowledge of the Companies, any other party thereto is in breach of or default under any such Contract, (y) as of the date of this Agreement, neither Company has received any claim or notice of material breach of or material default under any such Contract and (z) to the knowledge of the Companies, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).
5.11    Company Benefit Plans.
(a)    Schedule 5.11 sets forth a complete list of each material, written “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy or program providing compensation or other benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to or by any Company and under which any Company has any material obligation or liability (each a “Company Benefit Plan”).
(b)    With respect to each Company Benefit Plan, the Companies have delivered or made available to Buyer or its representatives copies of (i) such Company Benefit Plan and any trust agreement relating to such plan, (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable) and (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan.
(c)    Except as would not reasonably be expected to have a Material Adverse Effect on the Companies: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws and related guidance to apply for a determination or

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter within the remedial amendment period.
(d)    Except as set forth on Schedule 5.11, no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA and neither Company has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years.
(e)    Except as would not reasonably be expected to have a Material Adverse Effect on the Companies, with respect to the Company Benefit Plans, (i) as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Companies, threatened, and (ii) to the knowledge of the Companies, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
5.12    Labor Relations. Except as set forth on Schedule 5.12, as of the date of this Agreement, neither Company is a party to any collective bargaining agreement. The Contracts listed on Schedule 5.12 include all individual written employment, retention, change in control bonus or severance agreements to which, as of the date of this Agreement, a Company is a party with respect to any current employee whose salary and bonus during the fiscal year ended December 31, 2018 exceeded $250,000 and which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty. The Companies have delivered or made available to Buyer or its representatives true and complete copies of each such Contract.
5.13    Taxes. Except as set forth on Schedule 5.13:
(a)    Each Company has filed all material Tax Returns required to be filed by or with respect to such Company, and all such Tax Returns are true and complete in all material respects.
(b)    Each Company has fully paid all material Taxes which are due and payable by such Company.
(c)    Each Company has withheld and paid over to the appropriate Governmental Authority all material Taxes required to be withheld by such Company.
(d)    No deficiency for any material Taxes has been asserted or assessed by any Governmental Authority in writing against such Company, except for deficiencies which have been satisfied by payment, settled or withdrawn. As of the date hereof, no audit or other proceeding by any Governmental Authority is pending or threatened in writing against such Company with respect to any material Taxes due from such Company.
(e)    There are no material Tax indemnification or Tax sharing agreements (other than pursuant to any customary commercial contract the principal subject of which is not Taxes) under which such Company would reasonably be expected to be liable after the Closing Date for the Tax liability of any Person that is not a Company.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

(f)    CMP is an S corporation within the meaning of Section 1361 of the Code.
Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 5.13 shall be the only representations or warranties of the Companies in this Agreement with respect to Tax matters and may only be relied upon for purposes of liability for taxable periods (or portions thereof) ending on or prior to the Closing Date.
5.14    Brokers’ Fees. [***], no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer or either Company would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by such Company or any of its Affiliates.
5.15    Insurance. Schedule 5.15 contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, either Company as of the date of this Agreement. True and complete copies of such insurance policies have been made available to Buyer or its representatives. Except as set forth in Schedule 5.15, (a) as of the date hereof, neither Company has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder and (b) all premiums on such insurance policies due and payable as of the date hereof have been paid.
5.16    Licenses, Permits and Authorizations. Except as set forth on Schedule 5.16, and except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.20), each Company has obtained, and is, as of the date of this Agreement, in material compliance with, all of the material licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit such Company to own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to conduct the business of such Company as currently conducted, except where the absence of, or the failure to be in material compliance with, any such license, approval, consent, registration or permit would not reasonably be expected to have a Material Adverse Effect on the Companies. As of the date hereof, there are no pending or, to the knowledge of the Companies, threatened claims, actions, suits or other proceedings or, to the knowledge of the Companies, investigations before or by any Governmental Authority that would reasonably be expected to result in the revocation or termination of any such license, approval, consent, registration or permit that is material to the conduct of the business of either Company as currently conducted, except for any such revocation or termination that would not reasonably be expected to have a Material Adverse Effect on the Companies.
5.17    Machinery, Equipment and Other Tangible Personal Property. Except as set forth on Schedule 5.17, each Company owns and has good title to all material machinery, equipment and other tangible personal property reflected on the books of such Company as owned by such Company, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have a Material Adverse Effect on the Companies. All such material machinery, equipment and other tangible personal property, taken as a whole, is in all material respects in good working order and condition, ordinary wear and tear excepted.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

5.18    Real Property.
(a)    Schedule 5.18 lists, as of the date of this Agreement, all Owned Real Property. Except as set forth on Schedule 5.18, or except as would not reasonably be expected to have a Material Adverse Effect on the Companies, each Company has good and marketable fee simple title to all Owned Real Property owned by such Company, subject only to any Permitted Liens.
(b)    Schedule 5.18 lists, as of the date of this Agreement, all Leased Real Property. Except as set forth on Schedule 5.18 or except as would not reasonably be expected to have a Material Adverse Effect on the Companies, (i) each Company has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property leased by such Company, subject to the Remedies Exception and any Permitted Liens, and (ii) as of the date hereof, such Company has not received any written notice from any lessor of such Leased Real Property of, nor does such Company have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property.
5.19    Intellectual Property.
(a)     Schedule 5.19 lists each material patent, registered trademark, registered service mark or trade name and registered copyright owned by each Company as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained, whether in the United States or internationally as of the date of this Agreement. Except as set forth on Schedule 5.19, to the knowledge of the Companies, each Company owns or has the right to use pursuant to license, sublicense, agreement or permission all other Intellectual Property used in the operation of the business of such Company, as presently conducted, except where the failure to have such rights would not reasonably be expected to have a Material Adverse Effect on the Companies.
(b)    Except as set forth on Schedule 5.19, or except as would not reasonably be expected to have a Material Adverse Effect on the Companies, (i) to the knowledge of the Companies, neither Company is infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person and (ii) as of the date of this Agreement, neither Company has received from any Person in the past twelve (12) months any written notice, charge, complaint, claim or other written assertion of any infringement or violation by, or misappropriation of, any Intellectual Property of any Person.
5.20    Environmental Matters. Except as set forth on Schedule 5.20, to the knowledge of the Companies, as of the date of this Agreement, each Company is in substantial compliance with all Environmental Laws, except for any such instance of non‑compliance that would not reasonably be expected to have a Material Adverse Effect on the Companies. Except as set forth on Schedule 5.20, as of the date of this Agreement, each Company holds, and is in material compliance with, all permits required under applicable Environmental Laws to permit such Company to operate its assets in a manner in which they are now operated and maintained and to conduct the business of such Company as currently conducted, except where the absence of, or the failure to be in material compliance with, any such permit would not reasonably be expected

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

to have a Material Adverse Effect on the Companies. Except as set forth on Schedule 5.20, as of the date of this Agreement, there are no written claims or notices of violation pending or, to the knowledge of the Companies, threatened against either Company alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not reasonably be expected to have a Material Adverse Effect on the Companies. This Section 5.20 provides the sole and exclusive representations and warranties of each Company in respect of environmental matters, including any and all matters arising under Environmental Laws.
5.21    Absence of Changes.
(a)    Except as set forth on Schedule 5.21, from the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Material Adverse Effect on the Companies.
(b)    Except as set forth on Schedule 5.21 or as expressly contemplated by this Agreement, from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, each Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.
5.22    Affiliate Matters. Except (a) as set forth on Schedule 5.22, (b) the Company Benefit Plans and (c) Contracts relating to labor and employment matters set forth on Schedule 5.12, neither Company is party to any material Contract with any (i) present or former officer or director of either Company or (ii) Affiliate of either Company, in each case, that will not be terminated prior to the Closing.
5.23    No Additional Representations or Warranties. Except as provided in this Article V, neither Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or Merger Subs or their respective Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members or representatives, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or Merger Subs or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS
Except as set forth in the Schedules, Buyer and Merger Subs represent and warrant to each Company as of the date of this Agreement as follows:
6.1    Organization. Each of Buyer and Merger Sub Corp has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the Commonwealth of Virginia and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of each of Buyer and Merger Sub Corp previously delivered by Buyer to the

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

Companies are true and complete. Merger Sub LLC has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the Commonwealth of Virginia and has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of formation and operating agreement of Merger Sub LLC previously delivered by Buyer to the Companies are true and complete. Buyer and Merger Subs are each duly licensed or qualified and (where applicable) in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Buyer or either Merger Sub. Buyer owns, beneficially and of record, all of the outstanding shares of capital stock, membership interests or other equity interests, as applicable, of each Merger Sub, free and clear of all Liens.
6.2    Due Authorization. Buyer and Merger Subs each have all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 6.5) to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement by Buyer and Merger Subs and the consummation by them of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of each of Buyer and Merger Sub Corp and the Board of Managers of Merger Sub LLC, and no other corporate or limited liability company proceeding, as applicable, on the part of Buyer or either Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement (i) by Buyer in its capacity as the sole stockholder of Merger Sub Corp and (ii) by Buyer in its capacity as the sole member of Merger Sub LLC, which adoptions will occur immediately following the execution of this Agreement by Merger Subs). This Agreement has been duly and validly executed and delivered by Buyer and each Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of the Companies and Holder Representative) constitutes a legal, valid and binding obligation of Buyer and each Merger Sub, enforceable against Buyer and each Merger Sub in accordance with its terms, subject to the Remedies Exception.
6.3    No Conflict. Except as set forth on Schedule 6.3, the execution and delivery of this Agreement by Buyer and Merger Subs and the consummation by them of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which Buyer or either Merger Sub is subject or by which any property or asset of Buyer or either Merger Sub is bound, (b) conflict with the certificate of incorporation, bylaws, operating agreement or other organizational documents of Buyer or any Subsidiary of Buyer (including each Merger Sub) or (c) violate any provision of or result in a breach of, or require a consent under, any agreement, indenture or other instrument to which Buyer or any Subsidiary of Buyer (including each Merger Sub) is a party or by which Buyer or any Subsidiary of Buyer (including each Merger Sub) may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien under any such agreement, indenture or instrument upon any of the properties or assets of Buyer or any Subsidiary of Buyer (including each Merger Sub) or constitute an event which, after

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing items set forth in clauses (a) or (b) would not reasonably be expected to have a Material Adverse Effect on Buyer or either Merger Sub.
6.4    Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Buyer, investigations, pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened, against Buyer or either Merger Sub which, if determined adversely, would reasonably be expected to have a Material Adverse Effect on Buyer or either Merger Sub. There is no unsatisfied judgment or any open injunction binding upon Buyer or either Merger Sub which would reasonably be expected to have a Material Adverse Effect on Buyer or either Merger Sub.
6.5    Governmental Consents. Assuming the truth and completeness of the representations and warranties of the Companies contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer or either Merger Sub with respect to Buyer’s or either Merger Sub’s execution or delivery of this Agreement or the consummation by Buyer or either Merger Sub of the transactions contemplated hereby, except for (a) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect on Buyer or either Merger Sub, (b) compliance with any applicable securities Laws and (c) as otherwise disclosed on Schedule 6.5.
6.6    Financial Ability. [***]. Neither Buyer nor either Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources.
6.7    Brokers’ Fees. [***], no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.
6.8    Solvency; Surviving Corporation After the Merger. Neither Buyer nor either Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Companies contained in this Agreement are true and correct in all material respects, and after giving effect to the Mergers, at and immediately after the Effective Time, each of Buyer, the Surviving Corporation and the Surviving LLC (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
6.9    [***].

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

6.10    Acquisition of Interests for Investment. Buyer and each Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Mergers. Buyer and each Merger Sub confirms that the Companies have made available to Buyer and Merger Subs and Buyer’s and Merger Subs’ agents and representatives the opportunity to ask questions of the officers and management employees of the Companies as well as access to the documents, information and records of the Companies and to acquire additional information about the business and financial condition of the Companies, and Buyer and each Merger Sub confirms that it has made an independent investigation, analysis and evaluation of the Companies and their respective properties, assets, business, financial condition, documents, information and records. Buyer is acquiring the capital stock and equity interests of the Surviving Corporation and the Surviving LLC for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving Corporation or equity interests of the Surviving LLC. Buyer understands and agrees that stock of the Surviving Corporation and equity interests of the Surviving LLC may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
ARTICLE VII.
COVENANTS OF THE COMPANIES
7.1    Conduct of Business.
(a)    From the date of this Agreement through the Closing, each Company shall, except as would constitute a violation of applicable Law, as set forth on Schedule 7.1, as contemplated by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as would constitute a violation of applicable Law, as set forth on Schedule 7.1 or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each Company shall not, except as otherwise contemplated by this Agreement:
(i)    (1) change or amend the certificate of incorporation, bylaws, Operating Agreement or other organizational documents of such Company, except as otherwise required by Law; or (2) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity interests of such Company;
(ii)    except in the ordinary course of business, materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 5.10 or any material insurance policy required to be listed on Schedule 5.15;

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

(iii)    sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except in the ordinary course of business;
(iv)    except in the ordinary course of business or pursuant to existing Company Benefit Plans or existing Contracts or as otherwise required by Law, (A) take any action with respect to the grant of any material severance or material termination pay to any employee which will become due and payable after the Closing Date; (B) make any material change in the key management structure of such Company, including the hiring of additional officers or the termination of existing officers (other than terminations for cause); (C) adopt, enter into or materially amend any Company Benefit Plan or, other than in connection with an individual’s promotion, any individual employment, consulting, retention, change in control bonus or severance agreement; or (D) enter into any collective bargaining agreement;
(v)    acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(vi)    make any material loans or material advances of money to any Person, except for advances to employees or officers of such Company for expenses incurred in the ordinary course of business;
(vii)    (A) make or rescind any material income tax election to the extent such action would adversely affect Buyer or such Company with respect to a taxable period (or portion thereof) beginning after the Closing Date or (B) except as required or permitted by GAAP, make any material change to any accounting principles, methods or practices; or
(viii)    enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.1(a).
(b)    Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of either Company prior to the Closing. Prior to the Closing, each of the Companies and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
7.2    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Companies by third parties that may be in a Company’s possession from time to time, and except for any information that is subject to attorney‑client privilege or other privilege from disclosure, each Company shall afford to Buyer and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of such Company, to the properties, books, contracts, tax returns, records and appropriate officers and employees of such Company, and shall furnish such representatives with financial and operating data and other information concerning the affairs of such Company, in each case, as such representatives may reasonably request for the sole purpose of preparing for the operation of the business of such

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

Company following the Closing; provided, that (i) such investigation shall be conducted in accordance with all applicable competition Laws, shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense; and (ii) Buyer and its representatives shall not be permitted to perform any environmental sampling at any real property owned or leased by either Company, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All information obtained by Buyer, Merger Subs and their respective representatives shall be subject to the Confidentiality Agreement. All requests for access to the properties, books and records of either Company shall be made to the Holder Representative or such representatives of the Companies as the Holder Representative shall designate.
7.3    Financing Cooperation. Prior to Closing, the Companies shall, and shall use commercially reasonable efforts to cause their representatives to, use commercially reasonable efforts to provide to Buyer and Buyer’s Affiliates such assistance with any of Buyer’s financing efforts related to this Agreement as is reasonably requested by Buyer in connection with arranging and obtaining the financing, including using commercially reasonable efforts to provide the following: (i) reasonable cooperation with the due diligence requests of Buyer’s financing sources with respect to the Companies to the extent customary; (ii) promptly once available, furnishing Buyer with financial information related to the Companies and assisting Buyer in its preparation of any pro forma financial statements to the extent related to the Companies; (iii) assisting Buyer, its representatives and potential financing sources in preparing information regarding the business, operations and projections of the Companies; and (iv) providing all documentation and information about the Companies as is reasonably requested by Buyer at least five (5) Business Days prior to the Closing Date in connection with any potential financing efforts. The Companies hereby consent to the reasonable use of all of the Companies’ logos in connection with the Buyer’s financing efforts, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Companies or their reputation or goodwill. Notwithstanding the foregoing, nothing in this Section 7.3 shall require either Company to (A) provide any cooperation to the extent it would interfere unreasonably with the business or operations of such Company, (B) pay any commitment or similar fee or make any other payment in connection with such financing or enter into any agreement, document or instrument in connection with such financing, (C) make any representation or warranty or deliver any certificate in connection with such financing or the marketing or arrangement thereof or (D) provide any cooperation, or take any action, that would cause any condition to Closing set forth in this Agreement to fail to be satisfied. Buyer shall, promptly upon request by any Company, reimburse such Company for all of such Company’s and its Affiliates’ and representatives’ reasonable out-of-pocket costs and expenses incurred by such Company and its Affiliates and representatives in connection with providing the cooperation described in this Section 7.3. Buyer shall indemnify and hold harmless the Companies and their representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of any financing of Buyer in connection with the transactions contemplated hereby and any information utilized in connection therewith. All non-public information regarding the Companies provided to Buyer, its Affiliates or their representatives pursuant to this Section 7.3 shall be kept confidential in accordance with the Confidentiality Agreement.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

ARTICLE VIII.
COVENANTS OF BUYER
8.1    Indemnification and Insurance.
(a)    From and after the Effective Time, Buyer agrees that it shall indemnify and hold harmless each present and former director, manager, officer and employee of each Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that such Company would have been permitted under applicable Law and its respective certificate of incorporation, bylaws, Operating Agreement or other organizational documents in effect on the date of this Agreement to indemnify such person (including promptly advancing reasonable and necessary expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, [***] (i) to maintain provisions in its certificate of incorporation, bylaws, operating agreement or other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of such Company’s present and former directors, managers, officers and employees that are no less favorable to those Persons than the provisions of the certificate of incorporation, bylaws, Operating Agreement or other organizational documents of such Company, as applicable, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)    The rights of indemnification and to receive advancement of reasonable and necessary expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 8.1 (an “Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Buyer hereby acknowledges that the Indemnified Persons have or may in the future have certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other Indemnitors”). Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to an Indemnified Person by Buyer, the Surviving Corporation, the Surviving LLC or any Other Indemnitor, whether pursuant to any certificate of incorporation, bylaws, partnership agreement, operating agreement, indemnification agreement or other document or agreement or pursuant to this Section 8.1 (any of the foregoing, an “Indemnification Obligation”), and, after the Effective Time, Buyer shall, and shall cause the Surviving Corporation and the Surviving LLC to, (i) at all times be the indemnitors of first resort (i.e., Buyer’s, the Surviving Corporation’s and the Surviving LLC’s obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

Indemnified Person shall be secondary) and (ii) at all times, be required to advance, and shall be liable for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that an Indemnified Person may have against the Other Indemnitors. Furthermore, Buyer irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the Indemnified Person must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before Buyer, the Surviving Corporation or the Surviving LLC must perform its expense advancement, reimbursement and indemnification obligations under this Agreement. Buyer hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from Buyer, the Surviving Corporation or the Surviving LLC shall affect the foregoing, and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against Buyer, the Surviving Corporation or the Surviving LLC, and Buyer, the Surviving Corporation and the Surviving LLC shall indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Indemnified Person to the extent such amounts would have otherwise been payable by Buyer, the Surviving Corporation or the Surviving LLC under any Indemnification Obligation.
(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 8.1 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer, the Surviving Corporation and the Surviving LLC. In the event that Buyer, the Surviving Corporation, the Surviving LLC or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer, the Surviving Corporation or the Surviving LLC, as the case may be, shall succeed to the obligations set forth in this Section 8.1.
(d)    Buyer shall assume, and be jointly and severally liable for, and shall cause the Companies to honor, each of the covenants in this Section 8.1.
8.2    Employment Matters.
(a)    [***].

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

(b)    [***].

(c)    [***].

(d)    Buyer further agrees to implement and adhere to the employee and related matters set forth on Schedule 8.2(d).
(e)    Nothing in this Section 8.2 shall (i) be construed as an amendment or other modification of any Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Agreement or (iii) limit the right of Buyer, the Surviving Corporation or the Surviving LLC to amend, terminate or otherwise modify any Company Benefit Plan.
8.3    Retention of Books and Records. Buyer shall cause each Company to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to such Company in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Holder Representative or its representatives at the Holder Representative’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.
8.4    Contact with Customers and Suppliers. Until the Closing Date, Buyer shall not, and shall cause its representatives not to, contact or communicate with the employees, customers,

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

potential customers, suppliers, distributors or licensors of either Company, or any other Persons having a business relationship with either Company, concerning the transactions contemplated hereby without the prior written consent of the Holder Representative.
8.5    Conduct of Business. Buyer shall not, and shall not permit any of its Subsidiaries to, take any action or fail to take any action that could reasonably be expected to result in any of the conditions set forth in Article X not being satisfied or that could otherwise be reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement.
ARTICLE IX.
JOINT COVENANTS
9.1    Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, Buyer and the Companies shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer, either Company or their respective Affiliates are required to obtain in order to consummate the Mergers, and (b) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the Termination Date). Notwithstanding the foregoing, in no event shall either Company be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate either Merger pursuant to the terms of any Contract to which such Company is a party.
9.2    Escrow Agreement. Each of the Companies, the Holder Representative and Buyer shall execute and deliver to one another, at the Closing, an Escrow Agreement in a form to be mutually agreed by Buyer and the Holder Representative prior to Closing (the “Escrow Agreement”).
9.3    Merger Approvals.
(a)    As soon as practicable after the execution and delivery of this Agreement, CMP shall (i) take all action necessary in accordance with the VSCA and CMP’s certificate of incorporation and bylaws to duly call and hold a meeting of the Stockholders to consider the adoption of this Agreement and the approval of the Corp Merger and the other transactions contemplated hereby (the “Stockholder Matters”), (ii) recommend to the Stockholders that they vote in favor of the Stockholder Matters and (iii) use its reasonable best efforts to secure the vote of Stockholders holding at least two‑thirds of the outstanding shares of Common Stock in favor of the Stockholder Matters (the “Stockholder Approval”).
(b)    As soon as practicable after the execution and delivery of this Agreement, FMFH shall (i) take all action necessary in accordance with the VLLCA, the Operating Agreement and FMFH’s certificate of formation to duly call and hold a meeting of the Unitholders to consider

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

the adoption of this Agreement and the approval of the LLC Merger and the other transactions contemplated hereby (the “Unitholder Matters”), (ii) recommend to the Unitholders that they vote in favor of the Unitholder Matters and (iii) use its reasonable best efforts to secure the vote of Unitholders holding at least two‑thirds of the outstanding Units in favor of the Unitholder Matters (the “Unitholder Approval” and, together with the Stockholder Approval, the “Merger Approvals”).
(c)    Immediately following the execution and delivery of this Agreement, Buyer, as the sole stockholder of Merger Sub Corp and as the sole member of Merger Sub LLC, shall adopt this Agreement and approve the Mergers and the other transactions contemplated hereby in accordance with the VSCA and VLLCA, as applicable, Merger Sub Corp’s certificate of incorporation and bylaws and Merger Sub LLC’s certificate of formation and operating agreement.
9.4    Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.
9.5    Tax Matters.
(a)    Buyer shall cause each Company to prepare and timely file or cause to be prepared and timely filed, in each case in a manner consistent with past practices of such Company (except where otherwise required by applicable Law), all Tax Returns of such Company for (i) all taxable periods ending on or before the Closing Date but which are due to be filed after the Closing Date (taking into account all applicable extensions of time for filing) (such Tax Returns, “Pre‑Closing Tax Returns”) and (ii) all Straddle Periods (such Tax Returns, “Straddle Period Tax Returns”). Buyer agrees that it shall cause the Companies to retain YHB CPAs & Consultants to prepare all such Pre‑Closing Income Tax Returns and Buyer shall cause all such Pre‑Closing Income Tax Returns to be delivered to the Holder Representative no later than thirty (30) days before the due date (after giving effect to any applicable extensions of time for filing) for such Pre‑Closing Income Tax Returns. The fees and expenses associated with such preparation by YHB CPAs & Consultants shall be borne by the Holder Representative or prepaid by the Companies prior to the Closing. Buyer shall cause all other Pre‑Closing Tax Returns and all Straddle Period Tax Returns to be delivered to the Holder Representative a reasonable period of time prior to the due date for such Tax Returns (after giving effect to any applicable extensions of time for filing) so that the Holder Representative has a meaningful opportunity to review and comment on such Tax Returns. Buyer shall (or shall cause the applicable Company to) incorporate any reasonable comments provided in writing by the Holder Representative to Buyer with respect to all Pre‑Closing Tax Returns and Straddle Period Tax Returns. Buyer shall cause the Companies and their Subsidiaries to timely file all Pre‑Closing Tax Returns and Straddle Period Tax Returns.
(b)    Buyer and the Holder Representative shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Action regarding Taxes of, or with

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

respect to, the Companies or their Subsidiaries. The party requesting such cooperation shall pay the reasonable out-of-pocket expenses of the other party. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of Tax audits or proceedings as described in Section 9.5(c).
(c)    Buyer shall promptly notify the Holder Representative in writing upon receipt by any Company or any of its Subsidiaries of notice of any pending or threatened Tax audits or assessments or other Actions relating to Taxes for which the Pre‑Closing Holders could be liable, including any Taxes for which the Buyer Indemnified Parties may be entitled to indemnification under Section 13.2(a) (“Tax Contest Claims”); provided, however, no failure or delay by Buyer to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligation of Buyer hereunder except to the extent the defense of such Tax Contest Claim is prejudiced thereby. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Authority and describe in reasonable detail the nature of such Tax Contest Claim. Buyer and the Holder Representative shall cooperate with each other in the conduct of any Tax Contest Claim. The Holder Representative shall have the right to control the conduct of any Tax Contest Claim; provided, that the Holder Representative shall keep Buyer informed regarding the progress and substantive aspects of such Tax Contest Claim, Buyer shall be entitled at its expense to participate in such Tax Contest Claim and the Holder Representative shall not compromise or settle such Tax Contest Claim without obtaining Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if the resolution or settlement of such Tax Contest Claim would materially increase the Tax liability of Buyer, any Company or its Subsidiaries in a taxable period (or portion thereof) that ends after the Closing Date. If the Holder Representative does not elect to control the conduct of a Tax Contest Claim, then Buyer shall keep the Holder Representative informed regarding the progress and substantive aspects of such Tax Contest Claim, the Holder Representative shall be entitled to participate in such Tax Contest Claim and Buyer shall not compromise or settle any such Tax Contest Claim without obtaining the Holder Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any conflict between the provisions of this Section 9.5(c) and Section 13.3, this Section 9.5(c) shall control.
(d)    The parties hereto agree for purposes of preparing all relevant Tax Returns relating to each Company, that to the extent permitted under applicable Law, each Company shall elect to file a Tax Return for the taxable period ending on the Closing Date; provided that if such Company is required to file a Tax Return for a Straddle Period, the portion of any Taxes that are payable for such Straddle Period and relate to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable computed on closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date. Without the

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

written consent of the Holder Representative, Buyer shall not, and shall cause the Companies and their Subsidiaries not to (i) take any action on the Closing Date other than in the ordinary course of business, (ii) make any Tax election or deemed election (other than pursuant to Section 9.5(f)) or (iii) amend any Tax Return; make, revoke or change any Tax election; grant an extension of any applicable statute of limitations; or take any action, fail to take any action or enter into any transaction that could increase the amount of the entitlement of any Buyer Indemnified Party to indemnification pursuant to Section 13.2(a) or change the Tax liability of the Pre-Closing Holders for any Pre-Closing Tax Period or Pre-Closing Straddle Period.
(e)    Any Tax refund, credit or similar benefit (including any interest paid or credited by a Governmental Authority with respect thereto) relating to taxable periods (or portions thereof) of a Company that end on or before the Closing Date (a “Tax Refund”) shall be for the sole benefit of the Pre‑Closing Holders. To the extent that Buyer or any of its Affiliates (including the Companies or any of their Subsidiaries) receives or utilizes any Tax Refund, Buyer shall pay to the Holder Representative (on behalf of the Pre‑Closing Holders) such Tax Refund within ten (10) days of receipt of such Tax Refund or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable), as the case may be. The parties hereto agree that Tax Refunds for the portion of a Straddle Period ending on the Closing Date shall be determined using the methodologies set forth in Section 9.5(d). Buyer and its Affiliates shall, and shall cause the Companies or any of their Subsidiaries to, promptly take all actions (including those actions reasonably requested by the Holder Representative) to file for and obtain any Tax refund, credit or similar benefit (including the carryback of any net operating loss, capital loss or other Tax credit carryover) that would give rise to a Tax Refund. Buyer shall, upon request, permit the Holder Representative to participate in the prosecution of any such Tax refund claim and shall not settle or otherwise resolve any such Tax refund claim without the prior written consent of the Holder Representative.
(f)    The Holder Representative shall, at the request of Buyer, use commercially reasonable efforts to cause the Pre-Closing Holders of CMP to join with Buyer in making an election under Section 338(h)(10) of the Code and any corresponding election permitted under the applicable laws of any local or state jurisdiction (collectively, the “338(h)(10) Election”) with respect to the Buyer’s acquisition of CMP; provided, that the Holder Representative shall not be required to undertake any such efforts that could be expected to cause the Holder Representative, CMP, or any Pre-Closing Holder of CMP to incur any costs, expenses or liabilities relating thereto (other than Taxes arising from the 338(h)(10) Elections). In advance of Closing, if the Buyer requests that CMP make a 338(h)(10) Election, Buyer shall prepare IRS Form 8023 and related or comparable forms for state or local purposes (collectively, the “338(h)(10) Forms”) and shall provide them to the Holder Representative for completion and execution by the Pre-Closing Holders of CMP subject to this Section 9.5(f).
(g)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer shall, or shall cause the applicable Company to, at their own respective expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

(h)    If a 338(h)(10) Election is made, Buyer and the Holder Representative shall allocate the Merger Consideration (plus other relevant items, including the Section 338(h)(10) Election Taxes and the liabilities of each Company that Buyer is deemed to assume and are properly treated as purchase price for Tax purposes) among the respective assets of the applicable Company in accordance with Sections 751, 755, 1060 and 338 of the Code, as applicable, and the regulations promulgated thereunder (the “Purchase Price Allocation”); provided, that parties hereto agree that fifty-percent (50%) of the Merger Consideration shall be allocated to the purchase and sale of CMP and fifty-percent of the Merger Consideration shall be allocated to the purchase and sale of FMFH. Buyer shall deliver to the Holder Representative the Purchase Price Allocation no later than sixty (60) days following the Closing Date. The Holder Representative shall notify Buyer of any objections to the Purchase Price Allocation within thirty (30) days after the Holder Representative receives the Purchase Price Allocation. If the Holder Representative does not notify Buyer of any objections to the Purchase Price Allocation within such thirty (30) day period, the Purchase Price Allocation shall be construed as final. If the Holder Representative notifies Buyer of an objection to the Purchase Price Allocation by the end of such thirty (30) day period, and Buyer and the Holder Representative are unable to resolve their differences within fifteen (15) days thereafter (the “Dispute Resolution Period”), then the disputed items on the Purchase Price Allocation shall be submitted to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Holder Representative and Buyer within five (5) days after the end of the Dispute Resolution Period for resolution, with the costs paid fifty percent (50%) by the Pre-Closing Holders, on the one hand, and fifty percent (50%) by Buyer, on the other hand, and such firm of independent accountants shall be instructed to resolve the issue or issues in dispute. Buyer, the Holder Representative and their respective Affiliates shall report, act and file all Tax Returns (including Internal Revenue Service Form 8883) in all respects and for all purposes consistent with the Purchase Price Allocation as well as any amendments to such Tax Returns required with respect to any adjustment to the Merger Consideration. None of Buyer, the Pre-Closing Holders or any of their respective Affiliates shall take any position with respect to Taxes (whether in audits or on Tax Returns) that is inconsistent with the information set forth on the final Purchase Price Allocation, unless required to do so by applicable Law.
(i)    If a 338(h)(10) Election is made, within thirty (30) days following the determination of the Purchase Price Allocation described in Section 9.5(h), Holder Representative shall prepare and deliver to Buyer a calculation of the Section 338(h)(10) Election Taxes. The Buyer shall notify the Holder Representative of any objections to the Section 338(h)(10) Election Taxes within thirty (30) days after Buyer receives such calculation. If Buyer does not notify Holder Representative of any objections to such calculation of Section 338(h)(10) Election Taxes within such thirty (30) day period, the Section 338(h)(10) Election Taxes shall be construed as final. If the Buyer notified the Holder Representative of an objection to the such Section 338(h)(10) Election Taxes by the end of such thirty (30) day period, and Buyer and the Holder Representative are unable to resolve their differences within fifteen (15) days thereafter, then the disputed items shall be submitted to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Holder Representative and Buyer within five (5) days after the end of such period for resolution, with the costs paid fifty percent (50%) by the Pre-Closing Holders, on the one hand, and fifty percent

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

(50%) by Buyer, on the other hand, and such firm of independent accountants shall be instructed to resolve the issue or issues in dispute. In the event that a 338(h)(10) Election was made at the Closing and the amount of Section 338(h)(10) Election Taxes, as finally determined pursuant to this Section 9.5(i), exceeds the Closing Date Section 338(h)(10) Election Taxes, Buyer shall promptly pay to the Stockholders the amount of such excess; provided, however, that such payment shall be allocated among the Stockholders in accordance with each Stockholder’s share of the excess Section 338(h)(10) Election Taxes, as finally determined pursuant to this Section 9.5(i), relating to such payment. In the event that a Section 338(h)(10) Election was made at the Closing and the amount of Closing Date Section 338(h)(10) Election Taxes exceeds the amount of Section 338(h)(10) Election Taxes, as finally determined pursuant to this Section 9.5(i), an amount equal to such excess shall be released to Buyer from any remaining Escrow Funds; provided, that such release shall be allocated among the Stockholders in accordance with each Stockholder’s share of the excess Closing Date Section 338(h)(10) Election Taxes, as finally determined pursuant to this Section 9.5(i), relating to such release and in no event shall exceed an amount equal to any such Stockholder’s proportionate share of the remaining Escrow Funds. In the event a 338(h)(10) Election was not made at Closing but is ultimately made pursuant to this Agreement, Buyer shall promptly pay to the Stockholders an amount equal to the Section 338(h)(10) Election Taxes, as finally determined pursuant to this Section 9.5(i); provided, however, that such amount shall first be satisfied from any Estimated Section 338(h)(10) Taxes placed in the Escrow Funds at Closing with Buyer directly paying to the Stockholders any amount of Section 338(h)(10) Election Taxes, as finally determined pursuant to this Section 9.5(i), in excess of such Estimated Section 338(h)(10) Taxes; provided, further, that any such payment and/or release from the Escrow Funds shall be allocated among the Stockholders in accordance with each Stockholder’s share of such excess Section 338(h)(10) Election Taxes and/or of the Estimated Section 338(h)(10) Election Taxes. All Section 338(h)(10) Election Taxes shall be treated by the parties hereto for all Tax purposes as adjustments to the Merger Consideration (if applicable).
(j)    The Holder Representative shall use commercially reasonable efforts to (i) cause each Pre-Closing Holder to deliver to Buyer, at or prior to the Closing Date, an Internal Revenue Service Form W-9 and/or (ii) cause CMP to deliver to Buyer at or prior to the Closing Date, to the extent CMP is legally entitled to do so, a certificate in accordance with the requirements of Treasury Regulation Sections 1.897‑2(h) and 1.1445‑2(c)(3) certifying that CMP is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and/or (iii) cause FMFH to deliver to Buyer at or prior to the Closing Date, to the extent FMFH is legally entitled to do so, a certificate in accordance with the requirements of Treasury Regulations Section 1.1445-11T certifying that fifty percent or more of the fair market value of the gross assets of FMFH does not consist of “United States real property interests” or that ninety percent or more of the fair market value of the gross assets of FMFH does not consist of “United States real property interests” plus “cash or cash equivalents” (as such terms are defined by Treasury Regulations Section 1.1445-11T(d)(1)).
ARTICLE X.
CONDITIONS TO OBLIGATIONS

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

10.1    Conditions to the Obligations of Buyer, Merger Subs and the Companies. The obligations of Buyer, Merger Subs and the Companies to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a)    There shall not be in force any injunction or order of any court of competent jurisdiction enjoining or prohibiting the consummation of either Merger.
(b)    (i) The Stockholder Approval shall have been validly obtained under the VSCA and CMP’s certificate of incorporation and bylaws and (ii) the Unitholder Approval shall have been validly obtained under the VLLCA, FMFH’s certificate of formation and the Operating Agreement.
10.2    Conditions to the Obligations of Buyer and Merger Subs. The obligations of Buyer and Merger Subs to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer:
(a)    Each of the representations and warranties of the Companies contained in Article V shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for (i) any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on the Companies and (ii) any changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement.
(b)    Each of the covenants of the Companies to be performed at or prior to the Closing shall have been performed in all material respects.
(c)    Each Company shall have delivered to Buyer a certificate signed by an officer of such Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a) and Section 10.2(b) with respect to such Company have been fulfilled.
10.3    Conditions to the Obligations of the Companies. The obligations of the Companies to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Companies:
(a)    Each of the representations and warranties of Buyer and Merger Subs contained in Article VI shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

warranties shall be true and correct at and as of such date, except for (i) any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on Buyer or either Merger Sub and (ii) any changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement.
(b)    Each of the covenants of Buyer and Merger Subs to be performed at or prior to the Closing shall have been performed in all material respects.
(c)    Buyer shall have delivered to the Companies a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a) and Section 10.3(b) have been fulfilled.
(d)    Each Merger is expected to be consummated concurrently with the other Merger.
10.4    Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Effective Time. None of the Companies, Buyer or Merger Subs may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of a Company, on the one hand, or Buyer or a Merger Sub, on the other hand, respectively, to (i) use reasonable best efforts to consummate the Mergers and the other transactions contemplated hereby and (ii) otherwise comply with its obligations under this Agreement.
ARTICLE XI.
TERMINATION/EFFECTIVENESS
11.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)    by written consent of the Holder Representative and Buyer;
(b)    by written notice to the Companies from Buyer if:
(i)     there is any material breach of any representation, warranty, covenant or agreement on the part of either Company set forth in this Agreement, such that the conditions specified in Section 10.2(a) or Section 10.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by either Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by such Company of notice from Buyer of such breach, but only as long as such Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective and the Termination Date shall be automatically extended until the end of the Company Cure Period, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

(ii)    the Closing has not occurred on or before January 31, 2020 (subject to (A) Sections 11.1(b)(i), 11.1(c)(i) and 14.14 and (B) the proviso to this clause (ii), the “Termination Date”), unless (I) Buyer’s or either Merger Sub’s willful breach is the primary reason for the Closing not occurring on or before such date or (II) Buyer has failed to take any action required to fulfill any obligation under this Agreement (including the failure to use the level of efforts required by this Agreement to cause the Closing to occur); or
(iii)    the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non‑appealable order or judgment of a court of competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(iii) shall not be available to Buyer if Buyer’s failure to take any action required to fulfill any obligation under this Agreement (including the failure to use the level of efforts required by this Agreement to cause the Closing to occur) shall have been the cause of, or shall have resulted in, the issuance of such a final, non‑appealable order or judgment; or
(c)    by written notice to Buyer from either Company if:
(i)    (A) there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer or either Merger Sub set forth in this Agreement, such that the conditions specified in Section 10.3(a) or Section 10.3(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Buyer of notice from such Company of such breach, but only as long as Buyer continues to exercise such reasonable best efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective and the Termination Date shall automatically be extended until the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period, or (B) (1) all of the conditions set forth in Sections 10.1 and 10.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 4.1, and (2) Buyer or either Merger Sub has failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 4.1;
(ii)    the Closing has not occurred on or before the Termination Date, unless either Company’s willful breach is the primary reason for the Closing not occurring on or before such date; or
(iii)    the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non‑appealable order or judgment of a court of competent jurisdiction.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

11.2    Effect of Termination. Except as otherwise set forth in this Section 11.2, in the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any of the Companies, Buyer or Merger Subs, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination; provided, however, that a failure of Buyer or Merger Subs to consummate the Mergers, or take any other action, in breach of this Agreement shall be deemed to be intentional and willful whether or not Buyer and Merger Subs had sufficient funds available to consummate the Mergers or take such action. In determining losses or damages recoverable upon termination by a party hereto for the other party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out‑of‑pocket costs, and shall include the benefit of the bargain lost by such party or, in the case of the Companies, the Pre‑Closing Holders (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages of such party. The provisions of this Section 11.2, Articles XII and XIV and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XII.
HOLDER REPRESENTATIVE
12.1    Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of the Pre‑Closing Holders for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated David Dodrill as the initial Holder Representative, and approval of this Agreement by the Pre‑Closing Holders shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Common Shares and fifty percent (50%) of the Units immediately prior to the Effective Time (the “Majority Holders”). In the event that the initial Holder Representative is unable to serve, Timothy Harper will serve as the Holder Representative, and thereafter if he or any subsequent Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. The designation of any Person as the Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article XII, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any Pre‑Closing Holder.
12.2    Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) estimate and determine the amounts of Holder Representative Expenses and to pay such Holder Representative Expenses in accordance with Section 4.5 and (ii) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

and on behalf of the Pre‑Closing Holders. All actions taken by the Holder Representative under this Agreement shall be binding upon the Pre‑Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall have no liability to Buyer, the Companies or any Pre‑Closing Holder with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 4.5 and has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Section 4.5, released from the Escrow Funds for the benefit of Pre‑Closing Holders or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Holder Representative determines, in its sole and absolute discretion, that the funds paid to the Holder Representative pursuant to Section 4.5 exceed the Holder Representative Expenses, prior to the final release of the Escrow Funds, the Holder Representative shall transfer such excess amount to the Escrow Agent solely for disbursement (or otherwise cause such excess amount to be disbursed) to the Pre‑Closing Holders as Merger Consideration; provided, however, that notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, in no event shall such excess amount become part of the Escrow Funds or otherwise become payable to Buyer.
ARTICLE XIII.
INDEMNIFICATION
13.1    Survival of Representations, Warranties and Covenants. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for twelve (12) months after the Closing Date (the “Survival Expiration Date”); provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing shall survive until such covenant is performed. No claim for indemnification for breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement (other than any covenant (excluding this Article XIII)

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

that provides for performance following the Closing) may be asserted pursuant to this Agreement unless (i) on or before the Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XIII, specifying, in reasonable detail, the basis of the claim, and (ii)(A) such claim is made in respect of Damages specified, in reasonable detail, and incurred prior to the Survival Expiration Date or (B) to the extent arising out of a third party claim (including any claim by any Governmental Authority) asserted in writing prior to the Survival Expiration Date, (1) such third party has actually commenced a lawsuit, action or regulatory proceeding or, with respect to any claim relating to Taxes, such third party has actually issued a written notice of assessment or written notice of deficiency, in each case, with respect to the specific matters addressed in such claim and (2) such claim is made in respect of a reasonably estimated amount of Damages reasonably expected to arise in connection with such third party claim.
13.2    Indemnification.
(a)    Subject to Section 13.4, from and after the Closing, Buyer and its Subsidiaries and its and their respective officers, directors, employees, shareholders, agents and representatives (collectively, the “Buyer Indemnified Parties”) shall be entitled to indemnification solely from the Escrow Funds for any and all Damages to the extent arising from (i) any breach of any representation or warranty either Company has made in this Agreement, (ii) any breach by either Company of any covenant or agreement of such Company in this Agreement that, by its terms, provides for performance by such Company prior to the Closing or (iii) any breach by the Holder Representative of any covenant or agreement of the Holder Representative in this Agreement that, by its terms, provides for performance by the Holder Representative prior to the Closing. Notwithstanding anything to the contrary in this Agreement, any Escrow Funds attributable to that portion of the Escrow Amount attributable to the Estimated Section 338(h)(10) Election Taxes (if applicable) shall only be used to satisfy any adjustment pursuant to Section 9.5(i) and may not be used to satisfy any Indemnification Claim that may otherwise be made with respect to the Escrow Funds.
(b)    Subject to Section 13.4, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Holder Representative and the Pre‑Closing Holders and its and their respective officers, directors, employees, shareholders, agents and representatives (collectively, the “Seller Indemnified Parties”) for any and all Damages to the extent arising from (i) any breach of any representation or warranty Buyer or either Merger Sub has made in this Agreement or (ii) any breach by (A) Buyer or either Merger Sub of any covenant or agreement of Buyer or either Merger Sub in this Agreement or (B) either Company of any covenant or agreement of such Company in this Agreement that, by its terms, provides for performance by such Company after the Closing.
(c)    The amount of indemnification to which an Indemnified Party shall be entitled under this Article XIII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any,

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.
13.3    Indemnification Claim Procedures.
(a)    If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such Action, and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 13.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 13.3(a) prior to the Survival Expiration Date.
(b)    An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within sixty (60) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Action(s) subject to such Indemnification Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action(s); provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action(s) without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld) and (B) if at any time the Indemnitor acknowledges in writing that such Action is a Damage subject to this Article XIII, the Indemnitor may thereafter assume the defense of such Action. To the extent the defense of any Action subject to any Indemnification Claim is assumed by the Holder Representative as the Indemnitor, at the election of the Indemnitor, the costs and expenses of such defense of, and any payment in respect of, any Action, including any settlement thereof, shall be paid from the Escrow Funds, and Buyer and the Holder Representative shall instruct the Escrow Agent to disburse such portion of the Escrow Funds as is reasonably requested in writing by the Holder Representative to pay such costs and

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

expenses or other amounts; provided, however, that no amounts (other than, at the election of the Holder Representative, costs and expenses of the Holder Representative as Indemnitor) will be payable from the Escrow Funds unless the Indemnified Party is actually entitled to indemnification hereunder.
(c)    If any Indemnified Party becomes aware of any circumstances that may give rise to an Indemnification Claim for any matter not involving an Action, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the circumstances giving rise to the Indemnification Claim, (B) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such circumstances and (C) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 14.2(c) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Indemnification Claim is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 14.2(c) prior to the Survival Expiration Date.
(d)    At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.
13.4    Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XIII will be limited as follows:
(a)    Indemnification Cap. The aggregate amount of Damages for which the Buyer Indemnified Parties shall be entitled to indemnification under this Agreement, including pursuant to this Article XIII, will not exceed the Escrow Amount. The Escrow Funds then remaining in escrow shall serve as the sole and exclusive source of payment of any claim for indemnification pursuant to Section 13.2(a).
(b)    Claims Basket. The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Article XIII with respect to any claim for indemnification unless and until the amount of Damages (excluding costs and expenses of Buyer Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Buyer Indemnified Parties that are the subject of such claim exceeds $[***] (the “Per‑Claim Basket”), and the Buyer Indemnified Parties shall only be entitled to indemnification pursuant to this Article XIII to the extent the aggregate amount of all Damages (excluding costs and expenses of Buyer Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Buyer Indemnified Parties for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Article XIII (excluding amounts below the applicable Per‑Claim Basket) exceeds $[***] (the “Basket Amount”), and the Buyer Indemnified Parties shall only be

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount. Other than with respect to any claim for breach by Buyer of any representations, warranties or covenants set forth in Articles II, III or IV, the Seller Indemnified Parties shall not be entitled to indemnification pursuant to this Article XIII with respect to any claim for indemnification unless and until the amount of Damages incurred by the Seller Indemnified Parties that are the subject of such claim exceeds the Per‑Claim Basket, and the Seller Indemnified Parties shall only be entitled to indemnification pursuant to this Article XIII to the extent the aggregate amount of all Damages incurred by the Seller Indemnified Parties for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Article XIII (excluding amounts below the applicable Per‑Claim Basket) exceeds the Basket Amount, and the Seller Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Per‑Claim Basket and the Basket Amount.
(c)    Damages Net of Insurance Proceeds, Tax Benefits and Other Third‑Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XIII shall be reduced by the amount of insurance proceeds, Tax benefits, indemnification payments and other third‑party recoveries to which any Indemnified Party is entitled in respect of any Damages incurred by such Indemnified Party. In the event any Indemnified Party is entitled to any insurance proceeds, Tax benefits, indemnity payments or any third‑party recoveries in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to this Article XIII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, Tax benefits, indemnity payments or other third‑party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax benefits, indemnity payments or other third‑party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment. If such a refund is required and the applicable indemnification payments were paid from the Escrow Funds, (i) if prior to the Survival Expiration Date, such amount will be deposited with the Escrow Agent to be held with the remaining Escrow Funds and (ii) thereafter, such amount will be paid to the Holder Representative for the account of the Pre‑Closing Holders.
(d)    Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XIII, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.
(e)    Expenses. In the event that the Holder Representative assumes any defense of any Action for which a Buyer Indemnified Party has sought indemnification, reasonable expenses incurred by any Seller Indemnified Party in connection therewith, including reasonable legal costs and expenses, shall constitute Damages for purposes of determining the maximum aggregate amount to which the Buyer Indemnified Parties shall be entitled pursuant to Section 13.4(a).

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

(f)    Consequential, Punitive and Certain Other Damages. No Indemnified Party shall be entitled to indemnification for any (i) special, punitive or exemplary damages, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, (iii) any lost profits, consequential, indirect or incidental damages, or (iv) any damages calculated based on a multiple of profits, revenue or any other financial metric except, in each case, to the extent such damages are finally awarded and actually paid by the Indemnified Party to an unaffiliated third party in connection with an Action against the Indemnified Party.
(g)    Damages Reserved for on the Closing Balance Sheets. No Buyer Indemnified Party shall be entitled to indemnification for any Damages to the extent included or reflected in a contra‑asset, liability or obligation accrued or reserved for on either Closing Balance Sheet (including any such amount reflected in the calculation of Closing Date CMP Debt, Closing Date CMP Cash, Closing Date FMFH Debt or Closing Date FMFH Cash).
(h)    Knowledge of Breach. No party may make a claim for indemnification for breach of any representation, warranty, covenant or agreement to the extent that such party had knowledge of such breach at or prior to Closing.
(i)    No Duplicate Claims. In the event a Buyer Indemnified Party or Seller Indemnified Party, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Buyer Indemnified Party or Seller Indemnified Party, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement.
13.5    Mitigation of Damages. An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XIII. The Indemnitor shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps to minimize Damages for which the Indemnified Party is entitled to indemnification before such Damages actually are incurred by the Indemnified Party.
13.6    Escrow Funds. Claims for Damages pursuant to Section 13.2(a) shall be paid solely out of the Escrow Funds pursuant to the terms of the Escrow Agreement. All amounts paid with respect to Indemnification Claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Merger Consideration.
13.7    Indemnification Sole and Exclusive Remedy. Except with respect to claims for specific performance of covenants, following the Closing, indemnification pursuant to this Article XIII shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and none of Buyer, Merger Subs, the Companies, the Holder Representative or any Pre‑Closing Holder shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

Article XIII. Furthermore, Buyer, Merger Subs, the Companies, the Holder Representative (on behalf of itself and the Pre‑Closing Holders) acknowledge and agree that:
(i)    the parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Mergers and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);
(ii)    the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any Action otherwise arising out of or related to the Mergers and the other transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);
(iii)    the provisions of and the limited remedies provided in this Article XIII were specifically bargained for among the parties and were taken into account by the parties in arriving at the Merger Consideration;
(iv)    after the Closing, no party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement; and
(v)    the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s‑length negotiations, and the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s‑length transaction.
13.8    Release of Escrow. The Escrow Agreement shall specify that the Escrow Funds (if any) shall be released to the Pre‑Closing Holders in accordance with such holders’ relative Escrow Percentages on the first Business Day following the Survival Expiration Date; provided, however, that if any claim pursuant to Article XIII shall have been properly asserted by any Buyer Indemnified Party in accordance with this Agreement on or prior to the Survival Expiration Date and remain pending on the Survival Expiration Date (any such claim, a “Pending Claim”), (i) the Escrow Funds released to the Pre‑Closing Holders shall be the amount of Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Claim and (ii) any funds that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Pre‑Closing Holders entitled to receive the Merger Consideration in accordance with such holders’ relative Escrow Percentages promptly upon resolution or (if applicable) satisfaction of such Pending Claim. In each case in which this Section 13.8 provides for the release of Escrow Funds, each of Buyer and the Holder Representative shall promptly submit joint written instructions to the Escrow Agent instructing

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

the Escrow Agent to distribute the Escrow Funds in accordance with this Section 13.8 and the Escrow Agreement.
ARTICLE XIV.
MISCELLANEOUS
14.1    Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 14.10) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.
14.2    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:
(a)    If to Buyer or either Merger Sub, to:
Carriage Funeral Holdings, Inc.
3040 Post Oak Blvd., Suite 300
Houston, TX 77056
Attention: General Counsel
Email:legal@carriageservices.com

(b)    If to either Company, prior to the Closing, to:
Fairfax Memorial Park
9900 Braddock Road
Fairfax, VA 22032
Attention: [***]
Email: [***]
with copies (which shall not constitute notice) to:
Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004‑1304
Attention: Paul F. Sheridan, Jr.
Email: paul.sheridan@lw.com
and to the Holder Representative:

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

David Dodrill
[***]
[***]
Attention: David Dodrill
Email: [***]
(c)    If to the Holder Representative, to:
David Dodrill
[***]
[***]
Attention: David Dodrill
Email: [***]
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004‑1304
Attention: Paul F. Sheridan, Jr.
Email: paul.sheridan@lw.com

or to such other address or addresses as the parties may from time to time designate in writing.
14.3    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
14.4    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the Indemnified Persons and Other Indemnitors (and their successors, heirs and representatives) are intended third‑party beneficiaries of, and may enforce, Section 8.1, (ii) from and after the Effective Time, the Pre‑Closing Holders (and their successors, heirs and representatives) shall be intended third‑party beneficiaries of, and may enforce, Articles II, III and IV, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third‑party beneficiaries of, and may enforce, Section 14.15 and (iv) Prior Company Counsel and the Designated Persons shall be intended third‑party beneficiaries of, and may enforce, Section 14.16.
14.5    Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 4.5), shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

of its legal counsel, financial advisers and accountants; provided, however, that Buyer shall pay (a) all fees of American Cemetery/Mortuary Consultants, Inc. otherwise payable by the Companies in connection with the transactions contemplated hereby and (b) Taxes arising pursuant to Section 9.5(g); provided, further, that, in the event that the transactions contemplated hereby are not consummated, (i) the Companies shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby and (ii) Buyer shall pay all fees and expenses in connection with any financing arrangements, regardless of whether such fees and expenses were to be incurred by the Companies.
14.6    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Virginia, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
14.7    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
14.8    Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
14.9    Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Escrow Agreement and that certain Confidentiality Agreement, dated as of October 21, 2019, between Buyer and the Companies (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement, the Escrow Agreement and the Confidentiality Agreement.

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

14.10    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the Stockholders and the Unitholders shall not restrict the ability of the Board of Directors of CMP or the Board of Managers of FMFH to terminate this Agreement in accordance with Section 11.1 or to cause CMP or FMFH, respectively, to enter into an amendment to this Agreement pursuant to this Section 14.10 to the extent permitted under Section 13.1‑716 of the VSCA or Section 13.1‑1070 of the VLLCA, as applicable.
14.11    Publicity. The Companies and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that each of the Companies may make announcements from time to time to its employees, customers, suppliers and other business relations and otherwise as such Company may reasonably determine is necessary to comply with applicable Law or the requirements of any agreement to which such Company is a party. Notwithstanding the foregoing, Buyer and the Companies shall cooperate to prepare a joint press release to be issued on December 2, 2020.
14.12    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
14.13    Jurisdiction; Waiver of Jury Trial.
(a)    Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the state courts located in the County of Fairfax, Commonwealth of Virginia, or the federal courts of the Alexandria Division of the Eastern District Court of Virginia, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14.13(a).
(b)    Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 14.13(b).
14.14    Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.
14.15    Non‑Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, member, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Companies, Buyer or Merger Subs under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
14.16    Waiver of Conflicts Regarding Representations; Non‑Assertion of Attorney‑Client Privilege.
(a)    Conflicts of Interest. Buyer acknowledges that Latham & Watkins LLP and other legal counsel (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of the Holder Representative, one or more Pre‑Closing Holders, the Companies, their respective Affiliates, and their respective officers, employees and directors (each such Person, other than the Companies, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

that may be related a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post‑Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Buyer or any of its Affiliates (including either Company), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post‑Closing Matters”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, Buyer and each of the Companies hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post‑Closing Matters (the “Post‑Closing Representations”), and (ii) agrees that, in the event that a Post‑Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in Post‑Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Companies), and even though Prior Company Counsel may (i) have represented the Companies in a matter substantially related to such dispute or (ii) be currently representing Buyer, the Companies or any of their respective Affiliates. Without limiting the foregoing, Buyer and each of the Companies (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post‑Closing Representations, to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney‑client privilege of either Company or Prior Company Counsel’s duty of confidentiality as to such Company and whether or not such disclosure is made before or after the Closing.
(b)    Attorney‑Client Privilege. Buyer and each of the Companies (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney‑client privilege, attorney work‑product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or either Company (collectively, the “Pre‑Closing Designated Persons”), or any advice given to any Pre‑Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre‑Closing Privileges”) in connection with any Post‑Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Companies and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre‑Closing Privileges, and all rights to waiver or otherwise control such Pre‑Closing Privilege, shall be retained by the Holder Representative, and shall not pass to or be claimed or used by Buyer or the Companies, except as provided in the last sentence of this Section 14.16(b). Furthermore, Buyer and each of the Companies (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not a Company also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or either

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

Company, on the one hand, and a third party other than a Designated Person, on the other hand, such Company shall (and shall cause its Affiliates to) assert the Pre‑Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Holder Representative.
(c)    Privileged Materials. All such Pre‑Closing Privileges, and all books and records and other documents of each Company containing any advice or communication that is subject to any Pre‑Closing Privilege (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to the Holder Representative (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by such Company. Absent the prior written consent of the Holder Representative, neither Buyer nor (following the Closing) either Company shall have a right of access to Privileged Materials.
(d)    Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Companies) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 14.16 shall be irrevocable, and no term of this Section 14.16 may be amended, waived or modified, without the prior written consent of the Holder Representative and its Affiliates and Prior Company Counsel affected thereby.
14.17    Parent Guaranty. Parent Guarantor hereby unconditionally, absolutely and irrevocably guarantees the prompt and full performance of all of Buyer’s obligations set forth in this Agreement (such obligations, the “Buyer Obligations”). The Companies (or, after the Closing, the Holder Representative) may seek remedies directly from Parent Guarantor with respect to the Buyer Obligations without first seeking or exhausting its remedies against Buyer. The liability of Parent Guarantor hereunder is in all cases subject to all defenses and counterclaims available to Buyer to performance of the Buyer Obligations (excluding bankruptcy defenses).
[Remainder of page intentionally left blank]

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
CARRIAGE FUNERAL HOLDINGS, INC.
By: /s/ Melvin C. Payne
Name: Melvin C. Payne
Title: Chief Executive Officer & President
CARRIAGE HOLDINGS VIRGINIA, INC.
By: /s/ Melvin C. Payne
Name: Melvin C. Payne
Title: Chief Executive Officer & President
CARRIAGE SERVICES OF VIRGINIA LLC
By: /s/ Melvin C. Payne
Name: Melvin C. Payne
Title: Chief Executive Officer & President
CARRIAGE SERVICES, INC., solely in its capacity as the Parent Guarantor hereunder

By: /s/ Melvin C. Payne
Name: Melvin C. Payne
Title: Chief Executive Officer & President

[Signature Page to Transactions Agreement]

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

CALVARY MEMORIAL PARK, INC.
By: /s/ Michael H. Doherty
Name: Michael H. Doherty
Title: President
FAIRFAX MEMORIAL FUNERAL HOME, L.L.C.
By: /s/ Michael H. Doherty
Name: Michael H. Doherty
Title: President

[Signature Page to Transactions Agreement]

** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

DAVID DODRILL, solely in his capacity as the initial Holder Representative hereunder

/s/ David S. Dodrill
David S. Dodrill

[Signature Page to Transactions Agreement]